EXHIBIT 99.1

                           THE PHOENIX COMPANIES, INC.
                                  NEWS RELEASE

                                                                    EXHIBIT 99.1







[LOGO] PHOENIX

       The Phoenix Companies, Inc.              N  E  W  S     R  E  L  E  A S E



       One American Row
       PO Box 5056
       Hartford CT 06102-5056
       PhoenixWealthManagement.com
       ---------------------------


       FOR IMMEDIATE RELEASE

       CONTACTS:               MEDIA RELATIONS                INVESTOR RELATIONS
                               ---------------                ------------------
                               ALICE S. ERICSON               PETER A. HOFMANN
                               860-403-5946                   860-403-7100


                    PHOENIX REPORTS FIRST QUARTER 2003 RESULTS

       HARTFORD, CONN., MAY 8, 2003 -The Phoenix Companies, Inc. (NYSE: PNX) today reported first quarter 2003 net income of $3.2 million or $0.03 per share, compared with a net loss of $101.4 million, or a $1.00 loss per share, in the first quarter of 2002.
          The company also reported total segment income in the first quarter of $16.8 million, or $0.18 per share, compared with total segment income of $12.8 million, or $0.13 per share, in the first quarter of 2002.

              EARNINGS SUMMARY                                            FIRST QUARTER                 FIRST QUARTER
                                                                              2003                          2002
                                                                    --------------------------    --------------------------
                                                                       IN              PER           IN              PER
                                                                     MILLIONS         SHARE        MILLIONS         SHARE
                                                                    -----------     ----------    ------------    ----------
              Total Segment Income                                   $  16.8            $0.18       $  12.8         $ 0.13
              Net Realized Investment Gains (Losses)                   (12.4)           (0.13)          1.6           0.02
              Management Restructuring Charge                           (2.5)           (0.03)          -             -
              Deferred Policy Acquisition Cost Adjustment                -               -             15.1           0.15
              Demutualization Expense                                    -               -             (0.6)         (0.01)
              Other Income                                               1.3             0.01           -             -
              Cumulative Effect of Accounting Change                     -               -           (130.3)         (1.29)
                                                                    -----------     ----------    ------------    ----------
              Net Income (Loss)                                      $   3.2            $0.03       $(101.4)        $(1.00)
                                                                    ===========     ==========    ============    ==========

          An explanation of financial measures is provided at the end of this release.

          "We are encouraged by the progress we have made and the emerging results, particularly given the continued market weakness in the first quarter. We also are pleased to see an upturn in the equity markets since the end of the quarter. With a lower expense base, sharper business focus and a committed senior management team in place, Phoenix is in an excellent position to benefit from improved market conditions and more positive investor sentiment," said Dona D. Young, chairman, president and chief executive officer.
          Mrs. Young added, "We are on schedule to deliver on each of the four key priorities announced in the fourth quarter to enhance Phoenix's financial performance and position the company for consistent earnings growth. With the addition of Sue Collins to lead the life and annuity business and Dan Geraci to lead the asset management business, we now have the management team in place to further accelerate our progress in the months ahead."
          Since the start of the year, the company:
          o Completed the foundation to build a performance culture to drive shareholder value by:
            - aligning company, department and individual goals and establishing metrics to gauge progress; and
            - redesigning and rolling out new short- and long-term incentive compensation plans directly linked to achieving those goals;
          o Continued its effort to lower expenses permanently by:
            - remaining on track to realize $34 million in annualized savings by the end of 2003; and
            - identifying further reductions of $5 million in annualized expenses to be achieved by the end of 2004 through more effective vendor management. The company now expects to achieve annualized reductions of $45 million by year-end 2006, including $6 million from a comprehensive facilities plan;
          o Intensified its focus on core wealth management products and services by:
            - exiting its operations in Japan and certain of its operations in the U.K.;

            - announcing the combination of two of its investment affiliates, Capital West Asset Management, LLC, and Duff & Phelps Investment Management Co. under common leadership; and
            - buying the remaining shares of PFG Holdings, Inc., which specializes in private placement insurance for the high end of the affluent and high-net-worth market, on May 1. Phoenix had been the majority owner of PFG since 1999;
          o Enhanced capital and resource allocation strategies by:
            - mitigating potential earnings volatility through the sale of a portion of its venture capital portfolio to third parties and Phoenix Life Insurance Company's closed block; and
            - completing a review of securitization of the residual assets associated with the company's closed block. The company decided not to proceed with the securitization at this time, but it completed the groundwork and developed a flexible structure that will allow it to use securitization to raise capital if there is a compelling use of proceeds that significantly enhances the position of the life company or produces higher earnings.

                                  REGULATION G

          As a consequence of the SEC's Regulation G, which became effective on March 29, and to provide greater clarity in its financial reporting, Phoenix is no longer reporting non-GAAP financial measures that exclude results of its Venture Capital segment and amortization of identified intangible assets. The company is now presenting operating results on a segment basis, with total segment income representing net income adjusted for realized gains and losses and for certain other items that are not indicative of the ongoing operations of the business segments. In addition, the company is suspending discussion of its return on equity target. The target continues in effect for internal management purposes.

                                 SEGMENT RESULTS

          Phoenix has two operating segments, "Life and Annuity" and "Asset Management", and two reporting segments, "Venture Capital" and "Corporate and Other". The Corporate and Other segment includes unallocated capital, interest expense and other expenses, as well as certain businesses not of sufficient scale to report independently.

       SEGMENT INCOME                                        FIRST              FIRST
       (in millions)                                        QUARTER            QUARTER
                                                             2003               2002              CHANGE
                                                         --------------    ---------------    --------------
     Life Insurance                                        $ 22.7            $ 25.6            $  (2.9)
     Annuities                                               (5.3)              2.6               (7.9)
                                                         --------------    ---------------    --------------
     Life and Annuity Segment                                17.4              28.2              (10.8)
     Asset Management Segment                                (4.6)              1.9               (6.5)
     Venture Capital Segment                                 23.9              (5.0)              28.9
     Corporate and Other Segment                            (12.6)             (8.7)              (3.9)
                                                         --------------    ---------------    --------------
     Total Segment Income, before Income Taxes               24.1              16.4                7.7
     Applicable Income Taxes                                  7.3               3.6                3.7
                                                         --------------    ---------------    --------------
     Total Segment Income                                   $16.8             $12.8               $4.0
                                                         ==============    ===============    ==============



                                LIFE AND ANNUITY

          Operations and Earnings - This segment reported income before income taxes of $17.4 million in the first quarter of 2003, compared with $28.2 million in the prior year's first quarter. The decrease is primarily attributable to a $7.9 million decline in the annuity product line.
          The segment result includes income of $22.7 million from the life insurance business, compared with life insurance income of $25.6 million in the first quarter of 2002. The prior year's results included the release of a $2.9 million reserve relating to a policyholder tax contingency. While overall mortality and persistency in life insurance remained strong, universal life experienced negative mortality compared to prior quarters. Higher net reinsurance costs and higher amortization of deferred acquisition costs also affected the result.
          Total life insurance sales (annualized premium and single premium) were $49.8 million in the first quarter of 2003, compared with $56.5 million in the first quarter of 2002, which included a single, $10.4 million annualized premium, multi-life case. Sales of universal life insurance and private placement insurance rose over the year-ago quarter, while sales of variable life products declined.
          Annualized premium was $27.7 million in the first quarter of 2003, compared with $37.6 million in the first quarter of 2002. Average face amounts for wholesaled new business passed the $1 million mark for the first time and continued to exceed $1 million for combined wholesaled and private placement policies. New business activity remains strong, with total applications submitted to underwriting during the quarter up 41 percent compared with the year-ago quarter.
          The segment result includes a loss of $5.3 million from the annuity business, compared with income of $2.6 million in the first quarter of 2002. The decrease is primarily attributable to lower fees and higher amortization of deferred acquisition costs resulting from spread compression and higher surrenders. The company has amended its variable annuity contracts to limit deposits in guaranteed interest accounts for new variable annuity sales effective April 1, 2003. In addition, the company plans to introduce additional product features this summer to mitigate the financial impact of its discontinued Retirement Planner's Edge (RPE) variable annuity.
          Annuity deposits in the first quarter of 2003 were $432.1 million, compared with $575.4 million in the first quarter of 2002. The company has made significant progress in replacing sales of RPE with other products. Sales of variable annuities, excluding RPE, more than doubled from a year ago, and fixed annuity sales were also strong this quarter, due primarily to increased sales at community and regional banks.
          Closed Block - Phoenix Life's closed block had continued strong performance in the quarter. Excluding unrealized gains, the policyholder dividend obligation (PDO), which represents accumulated earnings in the closed block, grew by $11.5 million in the current quarter to $80.6 million at March 31, 2003; the PDO was $32.2 million at March 31, 2002. The increase in the current quarter was driven by significantly improved persistency and by a $5 million pre-tax venture capital partnership realized gain.

                                ASSET MANAGEMENT

          Reflecting the weak financial markets in the first quarter, this segment reported a loss before income taxes of $4.6 million, compared with income before income taxes of $1.9 million in the prior year's first quarter. The result includes amortization of identified intangible assets of $8.4 million in the first quarter of 2003 and $9.6 million in the first quarter of 2002. Management has responded to the lingering market pressures by continuing to seek ways to gain efficiencies and improve margins. Operating expenses declined 12 percent this quarter, but the reductions were not sufficient to offset the decrease in revenues.
          The earnings decline is largely attributable to lower revenues on assets under management and lower earnings from Aberdeen Asset Management, PLC, in which the company has an equity ownership interest. This quarter the company began to record interest income related to the debt of Aberdeen in the Life and Annuity segment. Assets under management for the segment on March 31, 2003 were $52.9 billion, compared with $60.7 billion on March 31, 2002.
          Net flows for assets under management were negative $152.3 million in the first quarter of 2003, compared with positive net flows of $399.5 million in the first quarter of 2002, due primarily to lower managed account inflows. Total inflows were $1.7 billion in the first quarter of 2003, compared with $2.3 billion in the prior year's first quarter, reflecting uncertain market conditions and decreased demand for equity products. Total outflows were $1.8 billion in the first quarter of 2003, about even with the $1.9 billion in first quarter 2002 outflows and a third consecutive quarterly improvement.

                                 VENTURE CAPITAL

          The Venture Capital segment had income before income taxes of $23.9 million in the first quarter of 2003, compared with a $5.0 million loss before income taxes in the prior year's first quarter. The improvement was driven by the effect of the reconciliation to the partnerships' audited fourth quarter financials. The Venture Capital segment excludes venture capital investments held by Phoenix Life's closed block and represents approximately 1 percent of the $17.2 billion of invested assets and cash in the general account portfolio.
          Total distributions by partnerships in the first quarter of 2003 were $3.0 million, compared with $9.4 million in the first quarter of 2002. In addition, the segment received proceeds of $52.2 million from the sale of certain partnership interests to third parties and the transfer of an equal amount to Phoenix Life's closed block. The sale and transfer resulted in a $13.8 million pre-tax realized loss in the first quarter as the reconciliations to the partnerships' audited financial statements were recorded as investment income.
          Capital contributions to partnerships, pursuant to existing commitments, were $11.6 million in the first quarter of 2003, compared with $13.0 million in the first quarter of 2002. The company made no new commitments to venture capital during the quarter.

                               CORPORATE AND OTHER

          In the first quarter of 2003, the Corporate and Other segment had a $12.6 million loss before income taxes, compared with a loss before income taxes of $8.7 million in the prior year's first quarter. The higher loss primarily reflects contract adjustment payments on stock purchase contracts related to the fourth quarter 2002 monetization of a significant portion of the company's holdings in Hilb, Rogal and Hamilton Company, as well as increased interest expense related to Phoenix's fourth quarter 2002 equity units offering.

                              INVESTMENT PORTFOLIO

          The company reported first quarter 2003 net realized investment losses of $12.4 million, compared with net gains of $1.6 million in the first quarter of 2002. This includes after-tax realized losses of $8.9 million ($13.8 million pre-tax) related to the venture capital transactions discussed above. Bond impairments in the first quarter totaled $25.6 million, representing 0.2 percent of the bond portfolio, and included a write-down related to HealthSouth ($8 million) and a further write-down related to National Century Financial ($3 million). While default levels in the credit markets remained high, the company continued to benefit from a very high level of diversification by sector, industry and issuer. During the quarter, the company reduced its exposure to emerging markets debt, a sector that produced exceptionally strong performance in the past year. This reduction contributed to an overall decline in its below investment grade exposure to 8.4 percent of debt securities at March 31, 2003 from
       9.0 percent at December 31, 2002.

                                 CONFERENCE CALL

          The Phoenix Companies, Inc. will host a conference call today at 11:00 a.m. Eastern time to discuss with the investment community Phoenix's first quarter financial results. The conference call will be broadcast live over the Internet at www.PhoenixWealthManagement.com in the Investor Relations section. To listen to the live call, please go to the Web site at least fifteen minutes prior to register, download and install any necessary audio software. The call can also be accessed by telephone at 1-973-321-1020. A replay of the call will be available through May 22, 2003 by telephone at 1-973-341-3080 (passcode 3862727) and on Phoenix's Web site, www.PhoenixWealthManagement.com in the Investor Relations section.
          The Phoenix Companies, Inc. is a leading provider of wealth management products and services to individuals and institutions. Through a variety of advisors and financial services firms, Phoenix helps the affluent and high net worth accumulate, preserve and transfer their wealth with an innovative portfolio of life insurance, annuity and investment management products and services. Phoenix has corporate offices in Hartford, Conn.

                            FORWARD-LOOKING STATEMENT

          This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company intends these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These include statements relating to trends in, or representing management's beliefs about, the company's future strategies, operations and financial results, as well as other statements including words such as "anticipate", "believe," "plan," "estimate," "expect," "intend," "may," "should" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning trends and future developments and their potential effects on the company. They are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: (i) changes in general economic conditions, including changes in interest and currency exchange rates and the performance of financial markets; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products and services by new and existing competitors; (iii) the company's primary reliance, as a holding company, on dividends and other payments from its subsidiaries to meet debt payment obligations, particularly since the company's insurance subsidiaries' ability to pay dividends is subject to regulatory restrictions; (iv) regulatory, accounting or tax changes that may affect the cost of, or demand for, the products or services of the company's subsidiaries; (v) downgrades in the claims paying ability or financial strength ratings of the company's subsidiaries or in its credit ratings; (vi) discrepancies between actual claims experience and assumptions used in setting prices for the products of insurance subsidiaries and establishing the liabilities of such subsidiaries for future policy benefits and claims relating to such products; (vii) movements in the equity markets that affect our investment results, including those from venture capital, the fees we earn from assets under management and the demand for our variable products; (viii) the company's success in achieving planned expense reductions; and (ix) other risks and uncertainties described in any of the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

      FINANCIAL HIGHLIGHTS (UNAUDITED)
                                                                                FIRST             FOURTH               FIRST
                                                                               QUARTER            QUARTER             QUARTER
                                                                                2003               2002                2002
                                                                             -------------      -------------       -------------
      INCOME STATEMENT SUMMARY ($ IN MILLIONS)

      Revenues                                                                $     643.4        $     611.8         $     593.9

      Total Segment Income (1)                                                       16.8               11.3                12.8

      Net Income (Loss)                                                               3.2              (14.5)             (101.4)

-----------------------------------------------------------------------------

      EARNINGS PER SHARE

      Weighted average shares outstanding (in thousands) (2)                       94,046             94,152             101,195
                                                                             -------------      -------------       -------------

      Basic and Diluted
      -----------------

      Total Segment Income Per Share                                          $      0.18        $      0.12         $      0.13
      Net Income (Loss) Per Share                                             $      0.03        $     (0.15)        $     (1.00)

-----------------------------------------------------------------------------

      BALANCE SHEET SUMMARY
      ($ IN BILLIONS, EXCEPT PER SHARE DATA)

      Invested Assets                                                         $      17.2        $      16.8         $      14.5
      Separate Account and Investment Trust Assets                                    6.0                5.8                 5.7
      Total Assets                                                                   25.9               25.2                22.9
      Total Stockholders' Equity                                                      2.0                2.0                 2.2

      Common and Equivalent Shares outstanding (in thousands)                      95,056             94,617             100,054
                                                                             -------------      -------------       -------------

      Book Value Per Share                                                    $     21.20        $     21.47         $     22.17

      Assets Under Management                                                 $      63.1        $      63.8         $      69.8

(1) In addition to net income presented in accordance with Generally Accepted Accounting Principles ("GAAP"), Phoenix considers total segment income in evaluating its financial performance. See the reconciliation of these measures below. Total segment income is an internal performance measure used by Phoenix in the management of its operations, including it compensation plans and budgeting and planning processes. In addition, management believes that total segment income provides additional insight into the underlying trends in Phoenix's operations.

    Total segment income represents income from continuing operations, (which is a GAAP measure) before realized gains and losses and certain other items.

    * Net realized investment gains and losses are excluded from total segment income because their size and timing are frequently subject to our discretion.

    * Certain other items which result from a business restructuring, a change in regulatory requirements, or other unusual circumstances are excluded from total segment income because we believe they are not indicative of overall operating trends and are items that management believes are infrequent and material.

    Because certain of these items are excluded based on our discretion and involve judgments by management, inconsistencies in their determination may exist and total segment income may differ from similarly titled measures of other companies.

(2) For diluted total segment income and net income per share amounts, weighted average common and equivalent shares outstanding were 95,014, 94,725 and 101,195 for the first quarter 2003, fourth quarter 2002 and first quarter 2002, respectively. Diluted total segment and net income per share amounts are unchanged from the basic total segment and net income per share amounts from the addition of the restricted stock units outstanding to weighted average shares outstanding.

CONSOLIDATED BALANCE SHEET
March 31, 2003 and December 31, 2002
(in millions, except share data)

                                                                                      2003                   2002
                                                                                 -------------         -------------
ASSETS:
Available-for-sale debt securities, at fair value                                 $  12,818.4           $  11,894.1
Equity securities, at fair value                                                        361.1                 391.2
Mortgage loans, at unpaid principal balances                                            407.3                 468.8
Venture capital partnerships, at equity in net assets                                   227.4                 228.6
Affiliate equity securities, at cost plus equity in earnings                            131.3                 134.7
Policy loans, at unpaid principal balances                                            2,202.9               2,195.9
Other investments                                                                       421.5                 398.9
                                                                                 -------------         -------------
Total investments                                                                    16,569.9              15,712.2
Cash and cash equivalents                                                               613.0               1,058.5
Accrued investment income                                                               212.1                 192.3
Receivables                                                                             276.3                 217.3
Deferred policy acquisition costs                                                     1,270.0               1,234.1
Deferred income taxes                                                                    66.0                  41.4
Goodwill and other intangible assets                                                    748.3                 762.0
Other general account assets                                                            186.2                 225.2
Separate account and investment trust assets                                          5,990.7               5,793.1
                                                                                 -------------         -------------

Total assets                                                                      $  25,932.5           $  25,236.1
                                                                                 =============         =============

LIABILITIES:
Policy liabilities and accruals                                                   $  12,798.4           $  12,680.0
Policyholder deposit funds                                                            3,679.0               3,395.7
Stock purchase contracts                                                                118.5                 137.6
Indebtedness                                                                            644.0                 644.3
Other general account liabilities                                                       680.0                 542.9
Separate account and investment trust liabilities                                     5,990.7               5,793.1
                                                                                 -------------         -------------

Total liabilities                                                                    23,910.6              23,193.6
                                                                                 =============         =============

MINORITY INTEREST:
Minority interest in net assets of subsidiaries                                           6.4                  10.8
                                                                                 -------------         -------------

STOCKHOLDERS' EQUITY:
Common stock, $0.01 par value, 106,375,583 and
     106,374,510 shares issued                                                            1.0                   1.0
Additional paid-in capital                                                            2,427.1               2,424.4
Deferred compensation on restricted stock units                                          (2.8)                    -
Accumulated deficit                                                                    (289.4)               (292.6)
Accumulated other comprehensive income                                                   74.6                  94.6
Treasury stock, at cost: 12,287,667 and 12,330,000 shares                              (195.0)               (195.7)
                                                                                 -------------         -------------

Total stockholders' equity                                                            2,015.5               2,031.7
                                                                                 -------------         -------------

Total liabilities, minority interest and stockholders' equity                     $  25,932.5           $  25,236.1
                                                                                 =============         =============


Certain reclassifications have been made to the 2002 financial statements to conform with the March 31, 2003 presentation.

CONSOLIDATED STATEMENT OF INCOME (IN MILLIONS)


                                                                             FIRST               FOURTH               FIRST
                                                                            QUARTER              QUARTER             QUARTER
                                                                              2003                2002                2002
                                                                         -------------        -------------       -------------
REVENUES:
Premiums                                                                  $    246.1           $    268.1          $    257.4
Insurance and investment product fees                                          132.9                137.7               140.3
Net investment income                                                          276.7                239.5               231.2
Net realized investment losses                                                 (12.3)               (33.5)              (35.0)
                                                                         -------------        -------------       -------------
     Total revenues                                                            643.4                611.8               593.9
                                                                         -------------        -------------       -------------

BENEFITS AND EXPENSES:
Policy benefits                                                                350.8                365.4               333.9
Policyholder dividends                                                         116.5                107.4                74.2
Policy acquisition cost amortization                                            28.0                 17.6               (10.9)
Intangible asset amortization                                                    8.4                  7.7                 8.1
Interest expense                                                                 9.8                  8.3                 7.7
Demutualization expenses                                                           -                   .1                  .9
Other operating expenses                                                       126.5                133.8               136.0
                                                                         -------------        -------------       -------------
     Total benefits and expenses                                               640.0                640.3               549.9
                                                                         -------------        -------------       -------------

Income (loss) before income taxes and minority interest                          3.4                (28.5)               44.0
Applicable income taxes (benefit)                                               (2.6)               (16.7)               12.3
                                                                         -------------        -------------       -------------
Income (loss) before minority interest                                           6.0                (11.8)               31.7
Minority interest in net income of subsidiaries                                  2.8                  2.7                 2.8
                                                                         -------------        -------------       -------------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES                                                             3.2                (14.5)               28.9
Cumulative effect of accounting change for goodwill
  and other intangible assets                                                      -                    -              (130.3)
                                                                         -------------        -------------       -------------
NET INCOME (LOSS)                                                              $ 3.2           $    (14.5)         $   (101.4)
                                                                         =============        =============       =============



Certain reclassifications have been made to the 2002 financial statements to conform with the 2003 presentation.

RECONCILIATION OF INCOME MEASURES (IN MILLIONS)

                                                                                FIRST              FOURTH             FIRST
                                                                               QUARTER            QUARTER            QUARTER
                                                                                 2003               2002               2002
                                                                             -----------        -----------        -----------

         SEGMENT INCOME
         Life insurance                                                       $   22.7           $   29.5           $   25.6
         Annuities                                                                (5.3)              (5.0)               2.6
                                                                             -----------        -----------        -----------
         Life and annuity segment                                                 17.4               24.5               28.2
         Asset management segment                                                 (4.6)               2.5                1.9
         Venture capital segment                                                  23.9               (2.4)              (5.0)
         Corporate and other segment                                             (12.6)             (16.6)              (8.7)
                                                                             -----------        -----------        -----------
         Segment income, before income taxes                                      24.1                8.0               16.4
         Applicable income taxes (benefit)                                         7.3               (3.3)               3.6
                                                                             -----------        -----------        -----------
         TOTAL SEGMENT INCOME                                                     16.8               11.3               12.8

         Realized gains (losses), after income taxes                             (12.4)             (22.6)               1.6
         Management restructuring costs                                           (2.5)              (3.1)                 -
         Deferred policy acquisition cost adjustment                                 -                  -               15.1
         Demutualization related items, net                                          -               (0.1)              (0.6)
         Other income                                                              1.3                  -                  -
         Cumulative effect of accounting change                                      -                  -             (130.3)
                                                                             -----------        -----------        -----------
         NET INCOME (LOSS)                                                    $    3.2           $  (14.5)          $ (101.4)
                                                                             ===========        ===========        ===========